UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14c of the

Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

Patriot National, Inc.

(Name of Registrant as Specified In Its Charter)

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	(1)	Title of each class of securities to which transaction applies: Common Stock

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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	(2)	Form, Schedule or Registration Statement No.:

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	(4)	Date Filed:

PATRIOT NATIONAL, INC.

401 East Las Olas Boulevard, Suite 1650

Fort Lauderdale, Florida 33301

Notice of Action Taken Pursuant to Written Consent of the Stockholders

Dear Stockholder:

The accompanying Notice and Information Statement are furnished to holders of shares of common stock, par value $0.001 per share (the “Common Stock”), of Patriot National, Inc. (the “Company”, “our”, “we” or “us”) pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Regulation 14C and Schedule 14C thereunder, and Section 228 of the Delaware General Corporation Law (the “DGCL”) in connection with the approval by written consent of the holder of a majority of the issued and outstanding shares of Common Stock (the “Written Consent”). The purpose of this Notice and Information Statement is to notify our stockholders that, on April 6, 2016, we received a Written Consent from our majority stockholder, holding or able to direct the vote of approximately 54.1% of the then total issued and outstanding voting capital stock of the Company (the “Stockholder Consent”), comprised of 14,629,138 shares of our Common Stock, to implement the ratifications and approvals described below.

As discussed in our Annual Report on Form 10-K, filed on March 21, 2016, on December 13, 2015 we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Steven M. Mariano, our President and Chief Executive Officer, and CVI Investments, Inc., Hudson Bay Master Fund Ltd and Alto Opportunity Master Fund, SPC (collectively, the “PIPE Investors”) pursuant to which the PIPE Investors purchased (i) 2,500,000 shares of our common stock from Steven M. Mariano, for an aggregate purchase price of approximately $30 million, and (ii) 666,666 shares of our common stock, warrants to purchase up to an aggregate of 2,083,333 shares of our common stock (the “Old Series A Warrants”) and prepaid warrants for 1,000,000 shares of our common stock (the “Old Series B Warrants” and, together with the Old Series A Warrants, the “Old Warrants”), for an aggregate purchase price of approximately $20 million. In addition, we entered into an agreement (the “Stock Back-to-Back Agreement”) with Steven M. Mariano, pursuant to which, upon the exercise of the Old Warrants, we would purchase a number of shares of our common stock owned by Steven M. Mariano equal to 60% of the shares to be issued in connection with the exercise by the PIPE Investors of the Old Warrants.

On December 23, 2015 we entered into several rescission and exchange agreements (collectively, the “Exchange Agreement”) with Steven M. Mariano and the PIPE Investors, pursuant to which (i) we and the PIPE Investors rescinded the sale and purchase of 666,666 shares of our Common Stock and prepaid warrants for 1,000,000 shares of our Common Stock and (ii) we exchanged the Old Series A Warrants for new warrants to purchase up to an aggregate of 3,250,000 shares of our Common Stock (the “New Series A Warrants”), and the Old Series B Warrants for new prepaid warrants to purchase a number of shares that the holder could purchase at a price equal to 90% of the lowest 10-day volume-weighted average stock price during the period commencing on February 1, 2016 through and including April 5, 2016 less the number of shares such holder purchased (the “New Series B Warrants” and together with the New Series A Warrants the “New Warrants”), in each case subject to adjustments and limitations pursuant to their terms. Based on the lowest 10-day volume-weighted average stock price during the period commencing on February 1, 2016 through April 5, 2016 of $4.51, 4,889,165 shares of our Common Stock would be issuable upon exercise of the New Series B Warrants.

In addition, we and Steven M. Mariano amended the Stock Back-to-Back Agreement, pursuant to which, upon the exercise of the New Warrants, we would purchase a number of shares of our Common Stock owned by Steven M. Mariano equal to 100% of the shares to be issued in connection with the exercise by the PIPE Investors of the New Warrants, resulting in no dilution for our existing shareholders.

The New Series A Warrants are exercisable at an exercise price of the lesser of (i) $10.00 and (ii) 85% of the market price of the shares (as defined in the New Warrants) as of the exercise date, from July 1, 2016 to December 31, 2020.

Section 312.03(c) of the NYSE listed company manual requires stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock. Because the issuance of Common Stock to the PIPE Investors pursuant to the New Warrants would result in the issuance of shares of Common Stock in excess of 20% of the total outstanding number of shares of Common Stock, such stockholder approval is required prior to the issuance of such shares. To ensure compliance with the NYSE requirements referenced above, the Stockholder Consent was obtained to approve the Issuance in accordance with the terms of the Exchange Agreement.

This Notice and the accompanying Information Statement are being furnished to you to inform you that the foregoing consent actions have been approved by the holders of, or persons able to direct the vote of, a majority of the issued and outstanding shares of our Common Stock in accordance with Section 228 of the DGCL, our Amended and Restated Certificate of Incorporation and Rule 14c-2 promulgated under the Exchange Act. The Board of Directors is not soliciting your proxy in connection with the Stockholder Consent actions and proxies are not requested from stockholders. The approvals set forth in the Stockholder Consent will not become effective before a date which is 20 days after this Information Statement is first mailed to our stockholders. You are urged to read the Information Statement in its entirety for a description of the action taken by a majority of the holders of our Common Stock.

Additional copies of the Information Statement may be obtained by any person, including any beneficial owner, without charge and upon request directed to Ms. Moira Conlon or Ms. Julie MacMedan at Financial Profiles by telephone at (310) 478-2700, by e-mail at patriotnational@finprofiles.com, or by mail at Patriot National, Inc., Attn: General Counsel, 401 East Las Olas Boulevard, Suite 1650, Fort Lauderdale, FL 33301, USA. To ensure timely delivery of these documents, any request should be made by May 23, 2016. The exhibits to these documents will generally not be made available unless they are specifically incorporated by reference in the accompanying Information Statement.

By Order of the Board of Directors of Patriot National, Inc.

/s/ Christopher A. Pesch
Christopher A. Pesch
Executive Vice President, General Counsel, Chief Legal Officer and Secretary

May 3, 2016

THE ACCOMPANYING INFORMATION STATEMENT IS BEING MAILED

TO STOCKHOLDERS ON OR ABOUT MAY 10, 2016.

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

PATRIOT NATIONAL, INC.

401 East Las Olas Boulevard, Suite 1650

Fort Lauderdale, Florida 33301

INFORMATION STATEMENT

NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS

IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is first being furnished on or about May 3, 2016, to the holders of record of the common stock, par value $0.001 per share (“Common Stock”) of Patriot National, Inc. (the “Company”, “our”, “we” or “us”) in connection with the action by written consent of the holder of a majority of our issued and outstanding shares of Common Stock taken without a meeting to approve the actions described in this Information Statement.

Pursuant to Rule 14c-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the actions described herein will not become effective until 20 calendar days following the date on which this Information Statement is first mailed to our stockholders. In addition, the Closing of the Transaction (as defined below) is subject to other customary closing conditions which need to be satisfied prior to the Closing of the Transaction.

On December 23, 2015, the Board of Directors (the “Board”) of the Company approved the transactions contemplated under the Exchange Agreement (as defined below), including the issuance of Common Stock pursuant to the New Warrants (as defined below), which requires the stockholder approval under the rules of the New York Stock Exchange. On April 6, 2016, the majority stockholder of the Company, representing approximately 54.1% of the issued and outstanding shares of Common Stock consented in writing to the actions described below (the “Stockholder Consent”). Such approval and consent constitute the approval and consent of a majority of the total number of shares of the Company’s outstanding Common Stock and is sufficient under Section 228 of the Delaware General Corporation Law (the “DGCL”), the Company’s Amended and Restated Certificate of Incorporation, the Company’s Bylaws, and the rules of the New York Stock Exchange to approve such actions. Accordingly, the actions will not be submitted to the other stockholders of the Company for a vote, and this Information Statement is being furnished to such other stockholders to provide them with certain information concerning the actions in accordance with the requirements of the Exchange Act, and the regulations promulgated under the Exchange Act, including Regulation 14C.

In order to eliminate the costs and management time involved in holding a meeting and obtaining proxies and in order to effect the Transaction as early as possible in order to accomplish the purposes hereafter described, we elected to utilize the Stockholder Consent.

SUMMARY OF CORPORATE ACTIONS AND THE TRANSACTION

General

As discussed in our Annual Report on Form 10-K, filed on March 21, 2016, on December 13, 2015 we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Steven M. Mariano, our President and Chief Executive Officer, and CVI Investments, Inc., Hudson Bay Master Fund Ltd and Alto Opportunity Master Fund, SPC (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors purchased (i) 2,500,000 shares of our Common Stock from Steven M. Mariano, for an aggregate purchase price of approximately $30 million, and (ii) 666,666 shares of our Common Stock, warrants to purchase up to an aggregate of 2,083,333 shares of our Common Stock (the “Old Series A Warrants”) and prepaid warrants for 1,000,000 shares of our Common Stock (the “Old Series B Warrants” and, together with the Old Series A Warrants, the “Old Warrants”), for an aggregate purchase price of approximately $20 million. In addition, we entered into an agreement (the “Stock Back-to-Back Agreement”) with Steven M. Mariano, pursuant to which, upon the exercise of the Old Warrants, we would purchase a number of shares of our Common Stock owned by Steven M. Mariano equal to 60% of the shares to be issued in connection with the exercise by the PIPE Investors of the Old Warrants.

On December 23, 2015 we entered into several rescission and exchange agreements (collectively, the “Exchange Agreement”) with Steven M. Mariano and the PIPE Investors pursuant to which (i) we and the PIPE Investors rescinded the sale and purchase of 666,666 shares of our Common Stock and prepaid warrants for 1,000,000 shares of our Common Stock and (ii) we exchanged the Old Series A Warrants for new warrants to purchase up to an aggregate of 3,250,000 shares of our Common Stock (the “New Series A Warrants”), and the Old Series B Warrants for new prepaid warrants to purchase a number of shares that the holder could purchase at a price equal to 90% of the lowest 10-day volume-weighted average stock price during the period commencing on February 1, 2016 through and including April 5, 2016 less the number of shares such holder purchased (the “New Series B Warrants” and together with the New Series A Warrants the “New Warrants”), in each case subject to adjustments and limitations pursuant to their terms. Based on the lowest 10-day volume-weighted average stock price during the period commencing on February 1, 2016 through April 5, 2016 of $4.51, 4,889,165 shares of our Common Stock would be issuable upon exercise of the New Series B Warrants.

In addition, we and Steven M. Mariano amended the Stock Back-to-Back Agreement, pursuant to which, upon the exercise of the New Warrants, we would purchase a number of shares of our Common Stock owned by Steven M. Mariano equal to 100% of the shares to be issued in connection with the exercise by the PIPE Investors of the New Warrants, resulting in no dilution for our existing shareholders.

The approval by the stockholders of the issuance of shares of Common Stock pursuant to the New Warrants is required to ensure compliance with Section 312.03(c) (“Section 312”) of the New York Stock Exchange (“NYSE”) listed company manual. The provisions of Section 312 requiring such approvals are set forth as follows:

“(c) Shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock”

Description of Warrants

The New Series A Warrants are exercisable at an exercise price of the lesser of (i) $10.00 and (ii) 85% of the market price of the shares (as defined in the New Warrants) as of the exercise date, from July 1, 2016 to December 31, 2020. The New Series B Warrants are exercisable at an exercise price of $0.01 from December 16, 2015 to December 31, 2020. The exercise price of the New Warrants is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions.

Reason for Stockholder Approval

The issuance of Common Stock to the PIPE Investors pursuant to the New Warrants (the “Issuance”) requires stockholder approval under Section 312 of the NYSE rules due to the number of shares of Common Stock being issued being in excess of the 20% threshold described above. To ensure compliance with the NYSE requirements referenced above and the closing conditions of the Purchase Agreement, the Stockholder Consent was obtained to approve the consummation of the Transaction in accordance with the terms of the Purchase Agreement.

General Effect on Rights of Existing Security Holders

The total number of shares of Common Stock issuable pursuant to the New Warrants is 8,139,165, which represents approximately 30.1% of the Company’s outstanding shares as of the date of the Stockholder Consent. Pursuant to the Stock Back-to-Back Agreement, upon the exercise of the New Warrants, we would purchase a number of shares of our Common Stock owned by Steven M. Mariano equal to 100% of the shares to be issued in connection with the exercise by the PIPE Investors of the New Warrants, resulting in no dilution for our existing shareholders. The relative voting and other rights of holders of the Common Stock will not be altered by the issuance of the additional shares of Common Stock. Each share of Common Stock will continue to entitle its owner to one vote.

Regulatory Approvals

No federal or state regulatory requirements must be complied with or approval obtained in connection with the issuance of shares of Common Stock to the PIPE Investors pursuant to the New Warrants other than the delivery of this Information Statement. The Company has registered the resale of the shares of Common Stock issuable upon exercise of the New Warrants under the Securities Act of 1933, as amended.

Notice pursuant to Section 228 of the DGCL

Pursuant to Section 228 of the DGCL, we are required to provide prompt notice of the taking of the corporate action without a meeting to the holders of record of our Common Stock who have not consented in writing to such action. This Information Statement is intended to provide such notice.

Stockholder Proposals

No proposals have been provided by stockholders of the Company for inclusion in this Information Statement.

Dissenters Rights of Appraisal

Our stockholders are not entitled to appraisal or dissenters’ rights with respect to the actions to be taken pursuant to the Stockholder Consent under the DGCL, our Certificate of Incorporation or our bylaws.

VOTING AND VOTE REQUIRED

Pursuant to the Company’s Bylaws and the rules of the NYSE, a vote by the holders of at least a majority of the Company’s outstanding Common Stock is required to affect the actions described herein. The Company’s Amended and Restated Certificate of Incorporation, as amended, does not authorize cumulative voting. As of the record date, April 6, 2016, the Company had 27,024,117 shares of Common Stock issued and outstanding. The voting power representing not less than a majority of our Common Stock is required to pass any stockholder resolutions. The consenting stockholder holds approximately 54.1% of the voting power attributed to the Company’s issued and outstanding shares of Common Stock. Pursuant to the DGCL, and in accordance with the statements above, the consenting stockholder voted in favor of the actions described herein in the Stockholder Consent, dated April 6, 2016.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of April 6, 2016 by (1) each person known to us to beneficially own more than 5% of our outstanding common stock, (2) each of our directors and named executive officers and (3) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC.

Name of Beneficial Owner	Shares Beneficially Owned as of April 6, 2016	Percentage Beneficial Ownership
Directors and Named Executive Officers
Steven M. Mariano President, Chief Executive Officer and Chairman of the Board of Directors	14,629,138	54.1%
Austin J. Shanfelter Director	604,238	2.2%

Christopher A. Pesch Executive Vice President; General Counsel; Chief Legal Officer and Secretary	338,495	1.3%

John R. Del Pizzo Director	212,683	*

Thomas Shields Executive Vice President; Chief Financial Officer; Treasurer	87,446	*

Judith L. Haddad Executive Vice President and Chief Information and Technology Officer	77,500	*

Charles H. Walsh Director	70,894	*

Michael W. Grandstaff Executive Vice President	69,976	*

Paul V. Halter Executive Vice President and National Director of Field Operations; CEO of Patriot Underwriters, Inc.	42,324	*
Timothy J. Ermatinger Executive Vice President; President of Patriot Care Management, Inc.	40,882	*
Quentin P. Smith Director	14,531	*

Michael J. Corey Director	11,456	*

Executive Officers and Directors as a Group	16,199,563	59.9%

5% Beneficial Owners (excluding Directors and Executive Officers)

Edward E. Snow	1,579,166	5.8%

All Directors, Executive Officers, and 5% Beneficial Owners	17,778,729	65.8%

* - less than 1%

Change in Control

To the knowledge of management, there are no present arrangements or pledges of securities of the Company which may result in a change in control of the Company.

Interests of Certain Persons in Matters Acted Upon

Steven M. Mariano, the Company’s President, Chairman and Chief Executive Officer, voted and consented to approve the Issuance. Mariano beneficially owned approximately 54.1% of the outstanding Common Stock as of April 6, 2016.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents selected historical consolidated financial data for the Company as of and for the years ended December 31, 2015, 2014, 2013 and 2012. As an “emerging growth company”, the Company is not required to provide financial information prior to the earliest audited period that was presented in connection with its initial public offering so information for 2011 is not provided. The consolidated financial statements for interim periods reflect all adjustments of a normal, recurring nature that are, in the opinion of management, necessary for a fair presentation of results for interim periods. Historical financial information may not be indicative of the Company’s future performance.

The selected historical financial data presented below should be read in conjunction with the financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and other financial information incorporated by reference in this information statement.

	Year ended December 31,
	2015	2014	2013	2012
(in thousands of U.S. dollars, except per share amounts)

Total Revenues	$209,720	$117,264	$59,910	$38,432
Net Income (Loss)	(5,375)	10,414	(6,186)	344
Earnings (Loss) Per Common Share
Basic	(0.20)	0.66	(0.43)	0.02
Diluted	(0.20)	0.66	(0.43)	0.02
Cash	11,545	4,251	1,661	1,684
Total Assets	308,154	142,102	35,979	28,430
Total Debt	126,764	115,591	45,330	4,712

STOCKHOLDERS ENTITLED TO INFORMATION STATEMENT; RECORD DATE

This Information Statement is being mailed to you on or about May 10, 2016 and is also available on the Investor Relations section of the Company’s website (ir.patnat.com/Docs). Additional copies of this Information Statement may be obtained without charge and upon request directed to Ms. Moira Conlon or Ms. Julie MacMedan at Financial Profiles by telephone at (310) 478-2700, by e-mail at patriotnational@finprofiles.com, or by mail at Patriot National, Inc., Attn: General Counsel, 401 East Las Olas Boulevard, Suite 1650, Fort Lauderdale, FL 33301, USA. The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of the Common Stock.

Pursuant to the Bylaws of the Company, the date the Stockholder Consent was delivered to the Company was automatically established as the record date for the determination of stockholders entitled to receive this Information Statement and the Notice of Action Taken by Written Consent of the Stockholders.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS.

The Company may deliver only one information statement to multiple stockholders sharing an address, unless the Company has received contrary instructions from one or more of the stockholders. The Company will promptly deliver a separate copy of this Information Statement to a stockholder at a shared address to which a single copy was delivered, upon written or oral request to the Company at the following address and telephone number:

Patriot National, Inc.

401 East Las Olas Boulevard, Suite 1650

Fort Lauderdale, FL 33301

Attn: Christopher A. Pesch

Phone: (954) 670-2900

In addition, a stockholder can direct a notification to the Company at the phone number and mailing address listed above that the stockholder wishes to receive a separate information statement in the future. Stockholders sharing an address that receive multiple copies can request delivery of a single copy of the information statements by contacting the Company at the phone number and mailing address listed above.

ADDITIONAL INFORMATION

The Company files reports with the SEC, including annual and quarterly reports, as well as other information the Company is required to file pursuant to securities laws. You may read and copy materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. Information furnished under Item 2.02 or Item 7.01 of our current reports on Forms 8-K and 8-K/A are not incorporated by reference in this prospectus. We incorporate by reference the documents listed below.

•	our annual report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 21, 2016;

•	our current reports on Forms 8-K and 8-K/A filed with the SEC on January 22, 2015, February 2, 2015, February 5, 2015, April 1, 2015, April 8, 2015, April 20, 2015, April 27, 2015, May 26, 2015, June 3, 2015, June 18, 2015, July 9, 2015, July 21, 2015, August 17, 2015, August 24, 2015, October 5, 2015, October 14, 2015, November 24, 2015, December 14, 2015, December 15, 2015, December 23, 2015, January 26, 2016, January 28, 2016, February 8, 2016, February 24, 2016 and March 7, 2016.

We will provide a copy of these filings (including certain exhibits that are specifically incorporated by reference therein) to each person, including any beneficial owner, to whom a prospectus is delivered. You may request a copy of any or all of these filings at no cost, by writing or calling us at:

Patriot National, Inc.

401 East Las Olas Boulevard, Suite 1650

Fort Lauderdale, FL 33301

Attn: Christopher A. Pesch

Phone: (954) 670-2900

Copies of certain information filed by us with the SEC, including our annual report and quarterly reports, are also available on our website at ir.patnat.com/Docs. Information contained on our website or that can be accessed through our website is not incorporated by reference herein.

You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.

NOTICE TO STOCKHOLDERS OF ACTION APPROVED BY CONSENTING STOCKHOLDERS

The Board has determined that the actions set forth herein are in the best interests of the Company and directed the executive officers of the Company to take all actions required to secure the approval thereof by the Company’s stockholders by consent.

The approval of the Issuance was taken based upon the unanimous recommendation of the Board, and is evidenced by the Stockholder Consent, dated April 6, 2016, of the consenting stockholders collectively representing approximately 54.1% of the Company’s issued and outstanding shares of Common Stock, approving the Issuance.

By Order of the Board of Directors,

Patriot National, Inc.

/s/ Christopher A. Pesch
Christopher A. Pesch
Executive Vice President, General Counsel, Chief Legal Officer and Secretary

Fort Lauderdale, Florida
May 3, 2016